Exhibit 99.1

GrowGeneration Acquires Washington-Based Indoor Garden and Lighting, Expands Footprint in Pacific Northwest

Acquisition Brings Total Number of GrowGen Locations to 40

DENVER, CO, January 26, 2021 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced the acquisition of Indoor Garden & Lighting, a two-store chain of hydroponic equipment and indoor gardening supply stores serving the Seattle and Tacoma, Washington area. The Company will be consolidating its current Seattle operation into the acquired stores This acquisition brings the total number of GrowGen hydroponic garden centers nationwide to 40 stores.

“We’re thrilled to kickstart 2021 with our acquisition of Indoor Garden & Lighting, which boasts a strong commercial customer base and a talented team of grow professionals,” said Darren Lampert, GrowGeneration’s CEO. “This deal expands our footprint in the Pacific Northwest and puts us in close proximity to Tacoma’s large commercial operators. With the addition of Indoor Garden & Lighting, we expect Washington’s thriving adult-use market to generate annual revenues of $10 million for GrowGen.”

Founded in 1995, by Mike Long, Indoor Garden & Lighting has operations in Tacoma and Mountlake Terrace. GrowGen plans to close its current Seattle storefront and consolidate it with Indoor Garden & Lighting’s Mountlake Terrace location. GrowGeneration also plans to operate out of Indoor Garden & Lighting’s 10,000-square-foot warehouse in Tacoma. As part of the deal, Long and his team of cultivation experts will join GrowGeneration.

The Indoor Garden & Lighting acquisition is the Company’s first acquisition this year, and follows yet another quarter of record earnings. Earlier this month, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million, and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 40 stores, which include 5 locations in Colorado, 13 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 2 locations in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

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